SXC Health Solutions

SXC Health Solutions Announces Record Setting Results for 2011
-Record setting year reaches $5 billion in revenue and 42% year over year increase in net income -
-Strong close to 2011 leads to guidance of 38% revenue and 37% GAAP EPS (fully-diluted) growth in 2012-

Lisle, Illinois, February 23, 2012 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of pharmacy benefit management (“PBM”) and technology services, announces its financial results for the three-month and twelve-month periods ended December 31, 2011.
2011 Financial Highlights

•	Revenue grew 155% to $5.0 billion, compared to $1.9 billion in 2010

•	Gross profit increased 45% to $309.5 million, compared to $214.1 million in 2010

•	Net income increased 42% to $91.8 million, or $1.46 per share (fully-diluted), compared to $64.7 million, or $1.03 per share (fully-diluted) in 2010

•	EBITDA increased 45% to $166.4 million, compared to $114.8 million in 2010

•	Adjusted EBITDA¹ increased 46% to $175.9 million, compared to $120.7 million in 2010

•	Non-GAAP Adjusted EPS¹ (fully-diluted), which excludes all transaction-related amortization, increased 47% to $1.63, compared to $1.11 in 2010

•	Adjusted prescription claim volume¹ for the PBM segment was 91.7 million, compared to 48.0 million in 2010

•	Generic dispense rate increased to 79% in Q4 2011, compared to 77% in Q4 2010

2011 Corporate Highlights

•	Ranked 1st in FORTUNE Magazine's 2011 “100 Fastest-Growing Companies” list

•	Announced approximately $1.4 billion in annual drug spend from selling activities for 2012

•	Completed the acquisition of MedMetrics Health Partners, Inc., a full-service PBM in June 2011

•	Completed the acquisition of PTRx, Inc., a full-service PBM in October 2011

•	Announced the $250 million acquisition of HealthTran LLC, a full-service PBM, that closed subsequent to year end in January 2012

•	Signed a five-year HCIT contract renewal with Catalyst Health Solutions, Inc. (NASDAQ: CHSI)

•	Announced a three-year HCIT service contract with HealthPlus of Michigan serving 215,000 members

•	Announced a five-year contract to provide PBM services to the State of Nevada’s 180,000 Medicaid members, including an exclusive specialty pharmacy contract

•	Launched the industry's first automated, enhanced Coordination of Benefits service in the State Fee-For-Service Medicaid market

•	Announced a three-year HCIT service contract with Health Alliance Plan of Michigan, serving 500,000 members

•	Awarded the 2011 Rx Innovation Award from the Pharmacy Benefit Management Institute

•
Subsequent to year end, announced a three year full-service PBM agreement with Blue Cross Blue Shield of Rhode Island, with annual drug spend of approximately $400 million and a total contract value of $1.2 billion

“In 2011 we achieved the best sales results in our history, completed three acquisitions and continued to deliver on our commitment to closely manage costs. It was a breakout year for the Company that led to growing industry recognition along with record-setting financial results. The strong momentum we have built over the past several years continues into 2012 with the recent announcement of our agreement with Blue Cross Blue Shield of Rhode Island. This represents another example of our ability to compete for, and win, the largest health plan opportunities in the market. Our message of flexibility and customization is resonating across each of the markets we serve and we look forward to another exciting year in 2012,” said Mark Thierer, Chairman and CEO of SXC.

SXC Health Solutions

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
SXC evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments to the consolidated financial statements for the three and twelve months ended December 31, 2011 and 2010 are as follows:

Three months ended December 31, (in thousands)

	PBM		HCIT		Consolidated
	2011	2010	2011	2010	2011	2010
Revenue	$1,348,094	$499,761	$30,421	$27,111	$1,378,515	$526,872
Cost of revenue	1,271,776	456,324	17,374	13,326	1,289,150	469,650
Gross profit	$76,318	$43,437	$13,047	$13,785	$89,365	$57,222
Gross profit %	5.7%	8.7%	42.9%	50.8%	6.5%	10.9%

Year ended December 31, (in thousands)

	PBM		HCIT		Consolidated
	2011	2010	2011	2010	2011	2010
Revenue	$4,859,243	$1,841,600	$116,253	$106,789	$4,975,496	$1,948,389
Cost of revenue	4,602,662	1,681,944	63,346	52,390	4,666,008	1,734,334
Gross profit	$256,581	$159,656	$52,907	$54,399	$309,488	$214,055
Gross profit %	5.3%	8.7%	45.5%	50.9%	6.2%	11.0%

PBM revenue
PBM revenue increased 164%, or $3.0 billion, to $4.9 billion in 2011, compared to $1.8 billion in 2010. PBM revenue was $1.3 billion in Q4 2011 compared to $0.5 billion in Q4 2010. PBM revenue increased in each of these periods primarily due to increased prescription claim volume as a result of new customer wins, conversions of clients from HCIT to full-service PBM contracts, growth in specialty spend, as well as revenues generated from acquisitions.

HCIT revenue
HCIT revenue increased 9%, or $9.5 million, to $116.3 million in 2011, compared to $106.8 million in 2010. HCIT revenue was $30.4 million in Q4 2011 compared to $27.1 million in Q4 2010. Revenues increased during both periods primarily due to increases in professional services work as well as growth in transaction processing revenues. Transaction processing revenues consist of claims processing and generally increases as a result of the launch of new contracts as well as increased volumes of services provided to existing customers.

Consolidated Gross Profit
Gross profit increased 45%, or $95.4 million, to $309.5 million in 2011, compared to $214.1 million in 2010. Gross profit was $89.4 million in Q4 2011 compared to $57.2 million in Q4 2010. Gross profit increased during both periods primarily as a result of increased revenues in the PBM segment. Consolidated gross profit percentage decreased from 11.0% of revenue for 2010 to 6.2% of revenue for 2011. Consolidated gross profit percentage decreased from 10.9% during Q4 2010 to 6.5% in Q4 2011. These decreases were a result of a larger portion of the Company's gross profit being generated from the PBM segment, which carries a lower gross profit percentage as compared to the HCIT segment.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs for 2011 were $131.5 million, compared to $89.3 million in 2010. SG&A costs for Q4 2011 were $38.0 million, compared to $24.9 million in Q4 2010. SG&A costs consist primarily of employee costs, including new employees added from acquisitions in the year, in addition to professional services costs, facilities and other operating expenses. SG&A costs increased in 2011 due to additional resources required to support the growth of the PBM segment, as well as increased operating costs or transaction expenses related to the Company's recent acquisitions. SG&A costs also include stock-based compensation expense, which increases annually due to increases in employees and share price appreciation compared to the prior year.

SXC Health Solutions

EBITDA and Adjusted EBITDA¹
EBITDA for 2011 increased 45% to $166.4 million, compared to $114.8 million in 2010. EBITDA was $48.3 million in Q4 2011, compared to $29.7 million in Q4 2010. Adjusted EBITDA, which excludes stock-based compensation expense, increased 46% to $175.9 million in 2011, compared to $120.7 million in 2010. Adjusted EBITDA was $51.3 million in Q4 2011, compared to $31.1 million in Q4 2010. The growth in EBITDA was primarily due to new contract wins that were implemented during 2011, increased utilization of more cost effective generics, utilization of specialty medication as well as additional income generated from the recent acquisitions and their associated synergies.

Net Income
Net income increased 42% to $91.8 million, or $1.46 per share (fully-diluted), compared to $64.7 million, or $1.03 per share (fully-diluted), in 2010. Net income was $26.7 million, or $0.42 per share (fully-diluted) in Q4 2011 compared to $16.6 million, or $0.26 per share (fully-diluted), in Q4 2010.

Adjusted EPS¹ (fully-diluted), which excludes all transaction-related amortization, net of tax increased 47% to $1.63 in 2011, compared to $1.11 in 2010. Non-GAAP adjusted EPS in Q4 2011 was $0.48 per share (fully-diluted), compared to $0.28 per share (fully-diluted) in Q4 2010.

Cash from Operations
Strong operational results, driven by a growing customer base, focus on cost control and strong attention to cash management yielded operating cash flow of $94.7 million in 2011. Cash from operations is influenced by the timing of payments to pharmacies, which follow a fixed schedule, and collection of client receivable which can fluctuate at the end of the quarter.

2012 Full Year Financial Guidance
SXC has set the following financial full year targets for 2012:

▪	Revenue of $6.8 to $6.9 billion

▪	EBITDA of $248 to $255 million

▪	GAAP EPS (fully-diluted) of $1.96 to $2.04

▪	Adjusted EPS[1] (fully-diluted) of $2.37 to $2.45

The Company will be reporting EBITDA going forward instead of Adjusted EBITDA. EBITDA includes the effect of stock-based compensation charges, which is expected to be $13-14 million in 2012, and has been excluded in the past to calculate Adjusted EBITDA. This change is being made to provide consistency with industry reporting and analysis for shareholders.

Notice of Conference Call
SXC will host a conference call on Thursday, February 23, 2012, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, March 1, 2012 at midnight. To access the archived conference call, please dial 1-855-859-2056 or 416-849-0833 and enter the reservation code 50639888.

A live audio webcast of the conference call will be available at www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC's management also evaluates and makes operating decisions using various other measures. Such measures are Adjusted EPS, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. SXC's management believes that these measures provide useful supplemental information regarding the performance of SXC's business operations.

Adjusted EPS adds back the impact of all amortization of intangible asset expenses, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's business acquisitions. SXC excludes acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

SXC Health Solutions

EBITDA and Adjusted EBITDA are non-GAAP measures that management believes are useful supplemental measure of operating performance. EBITDA provides operating performance prior to interest income, interest expense and other expense, income taxes, depreciation and amortization. To reach Adjusted EBITDA the Company also adds back stock-based compensation expenses to the EBITDA results. The Company will be reporting EBITDA going forward instead of Adjusted EBITDA to provide consistency with industry reporting and smoother consensus analysis for shareholders.

The 2012 full year guidance for EBITDA was computed using the Company's estimated 2012 earnings before interest, taxes, depreciation and amortization. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all acquisition-related amortization expense totaling approximately $41 million, net of income taxes at an estimated 34% rate.

Adjusted prescription claim volume equals SXC's Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA, Adjusted EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS, EBITDA and Adjusted EBITDA to their most directly comparable GAAP measure.

Adjusted EPS, EBITDA and Adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Reconciliations of EBITDA and Adjusted EBITDA to net income and GAAP EPS (fully-diluted) to Adjusted EPS (fully-diluted) are shown below:

EBITDA and Adjusted EBITDA	Three Months Ended		Years Ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010

Net Income (GAAP)	$26,684	$16,622	$91,786	$64,735
Add:
Amortization of Intangible Assets	5,260	1,941	16,385	7,856
Depreciation of Property & Equipment	2,676	2,127	9,492	8,439
Interest Income	(127)	(203)	(502)	(727)
Interest Expense and Other Expense, Net	429	351	2,779	1,693
Income Tax Expense	13,418	8,889	46,508	32,821
EBITDA	$48,340	$29,727	$166,448	$114,817
Stock-Based Compensation	2,938	1,368	9,445	5,895
Adjusted EBITDA	$51,278	$31,095	$175,893	$120,712

SXC Health Solutions

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended December 31,				Years Ended December 31,
	2011		2010		2011		2010
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share

Net Income (GAAP)	$26,684	$0.42	$16,622	$0.26	$91,786	$1.46	$64,735	$1.03
Amortization of Intangible Assets	5,260	0.08	1,941	0.03	16,385	0.26	7,856	0.12
Tax Effect of Reconciling Item	(1,762)	(0.03)	(675)	(0.01)	(5,505)	(0.09)	(2,640)	(0.04)
Non-GAAP Net Income	$30,182	$0.48	$17,888	$0.28	$102,666	$1.63	$69,951	$1.11

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (“PBM”) services and Health Care Information Technology (“HCIT”) solutions to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of PBM services and software applications, application service provider (“ASP”) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, federal, provincial, and, state and local governments, pharmacy benefit managers and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with multiple locations in the US and Canada.

For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.  Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2011 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management's expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:

Tony Perkins
Investor Relations
SXC Health Solutions Corp.
(630) 577-4871
tony.perkins@sxc.com

SXC Health Solutions

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$341,382	$321,284
Restricted cash	12,017	13,790
Accounts receivable, net of allowance for doubtful accounts of $2,725 (2010 - $3,553)	240,425	122,175
Rebates receivable	33,834	34,249
Prepaid expenses and other current assets	6,409	4,888
Inventory	19,554	8,736
Income tax recoverable	—	5,285
Deferred income taxes	9,642	6,647
Total current assets	663,263	517,054
Property and equipment, net of accumulated depreciation of $43,304 (2010 - $35,861)	21,658	20,896
Goodwill	291,045	220,597
Other intangible assets, net of accumulated amortization of $48,072 (2010 - $31,687)	69,777	56,282
Other assets	4,564	1,961
Total assets	$1,050,307	$816,790
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$19,679	$30,930
Accrued expenses and other current liabilities	66,729	61,038
Pharmacy benefit management rebates payable	59,235	61,364
Pharmacy benefit claim payments payable	199,701	84,599
Total current liabilities	345,344	237,931
Deferred income taxes	18,361	15,111
Other liabilities	15,564	10,492
Total liabilities	379,269	263,534
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 62,383,661 shares issued and outstanding at December 31, 2011 (2010 — 61,602,997)	394,769	381,736
Additional paid-in capital	37,936	24,973
Retained earnings	238,333	146,547
Total shareholders’ equity	671,038	553,256
Total liabilities and shareholders’ equity	$1,050,307	$816,790

SXC Health Solutions

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Revenue	$1,378,514	$526,872	$4,975,496	$1,948,389
Cost of revenue	1,289,148	469,650	4,666,008	1,734,334
Gross profit	89,366	57,222	309,488	214,055
Expenses:
Product development costs	3,703	3,258	14,331	12,428
Selling, general and administrative	38,018	24,851	131,457	89,254
Depreciation of property and equipment	1,981	1,513	6,744	5,995
Amortization of intangible assets	5,260	1,941	16,385	7,856
	48,962	31,563	168,917	115,533
Operating income	40,404	25,659	140,571	98,522
Interest income	(127)	(203)	(502)	(727)
Interest expense and other expense, net	429	351	2,779	1,693
Income before income taxes	40,102	25,511	138,294	97,556
Income tax expense (benefit):
Current	17,816	7,955	52,402	29,531
Deferred	(4,398)	934	(5,894)	3,290
	13,418	8,889	46,508	32,821
Net income	$26,684	$16,622	$91,786	$64,735
Earnings per share:
Basic	$0.43	$0.27	$1.48	$1.07
Diluted	$0.42	$0.26	$1.46	$1.03

Weighted average number of shares used in computing earnings per share
Basic	62,347,387	61,234,752	62,126,656	60,736,831
Diluted	63,122,354	63,300,439	62,951,758	63,136,600

SXC Health Solutions

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$26,684	$16,622	$91,786	$64,735
Items not involving cash:
Stock-based compensation	2,938	1,368	9,445	5,895
Depreciation of property and equipment	2,676	2,127	9,492	8,439
Amortization of intangible assets	5,260	1,941	16,385	7,856
Deferred lease inducements and rent	1,156	(97)	759	(462)
Deferred income taxes	(4,398)	932	(5,894)	3,290
Tax benefit on option exercises	(1,482)	(7,037)	(10,804)	(13,107)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(16,469)	3,729	(110,528)	(9,456)
Rebates receivable	651	3,840	5,267	(16,619)
Restricted cash	2,954	541	1,773	379
Prepaid expenses and other current assets	271	526	(1,473)	(824)
Inventory	(3,805)	1,326	(10,291)	501
Income tax recoverable	(2,609)	2,836	21,977	10,523
Accounts payable	(3,211)	2,457	(20,303)	2,169
Accrued expenses and other current liabilities	(9,501)	985	(10,806)	(5,708)
Pharmacy benefit claim payments payable	9,491	3,770	115,102	22,930
Pharmacy benefit management rebates payable	(715)	(2,419)	(6,019)	14,758
Other	269	(57)	(1,200)	965
Net cash provided by operating activities	10,160	33,390	94,668	96,264
Cash flows from investing activities:
Acquisitions, net of cash acquired	(67,641)	(99,200)	(79,825)	(99,200)
Purchases of property and equipment	(6,615)	(5,037)	(9,690)	(9,070)
Proceeds from sale of short term investments	—	—	—	6,828
Purchases of short term investments	—	—	—	(2,208)
Net cash used in investing activities	(74,256)	(104,237)	(89,515)	(103,650)
Cash flows from financing activities:
Proceeds from exercise of options	456	5,984	5,735	11,024
Tax benefit on option exercises	1,482	7,036	10,804	13,107
Payment of financing costs	(1,595)	—	(1,595)	—
Net cash provided by financing activities	343	13,020	14,944	24,131
Effect of foreign exchange on cash balances	24	50	1	169
Increase (decrease) in cash and cash equivalents	(63,729)	(57,777)	20,098	16,914
Cash and cash equivalents, beginning of period	405,111	379,061	321,284	304,370
Cash and cash equivalents, end of period	$341,382	$321,284	$341,382	$321,284